VALLEY FORGE LIFE INSURANCE COMPANY

                                 A Stock Company

Executive Office:                                    Home Office:
CNA Plaza                                            401 Penn St.
Chicago, Illinois  60685                             Reading, Pennsylvania 19601

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                            SPLIT POLICY OPTION RIDER


This rider is a part of the policy. It is subject to all the terms of the policy unless we state otherwise.


EFFECTIVE DATE


This rider is issued with the policy. Its effective date is the policy date of the Original Policy shown in the Policy Schedule. If coverage under this rider is reinstated, the effective date of the reinstatement is shown in an amendment to the Policy Schedule.


CONSIDERATION


This rider is issued in consideration of the application for this rider and payment of the first premium. The cost of this rider will be added to the monthly deduction described in the policy. Its cost is shown in the Policy Schedule.


DEFINITIONS


The following are key words used in this rider. They are important in describing both your rights and ours. When these words or forms of them are used, they are capitalized.

Original Policy is the policy to which this rider is attached.

New Policy is the policy purchased under the conditions of this rider.

Policy Date is the Policy Date of the New Policy.


BENEFIT


We will exchange the Original Policy without evidence of insurability for two new policies, one on the life of each of the Insureds. The exchange is subject to the terms of this rider and rules with regard to insurable interest. We must receive your Written Notice requesting such exchange while the Original Policy is in force.


EXCHANGE DATE


The exchange date will be on the next Monthly Date after we receive your request and the first premium at our Administrative Office.


CONDITIONS


We will allow exchange of the policy if:


1. A final decree of divorce is issued terminating a marriage of the two Insureds to each other; or


2.   There is a change in the Federal Estate Tax law which results in either:


     (a) an end to the unlimited marital deduction available to the Insureds if they were to die; or


     (b) a 50% or more reduction in the maximum Federal Estate Tax rate.


We must receive your Written Notice requesting an exchange:

1.   within one year after the date of final divorce decree or annulment; or

2. within six months of the effective date of a change in the Federal Estate Tax law, whichever applies.


Any outstanding debt on the Original Policy on the exchange date must be repaid.


TERMS OF THE NEW POLICY


Each New Policy will be issued subject to these terms:


1. Each New Policy will be an individual permanent plan of variable life insurance then available from us for the amount of insurance requested at the Insured's then attained age.


2. To exercise the Split Policy Option, you must send written notice and the first premium to our Administrative Office.


3.   Each  Insured to be  covered  by a New  Policy  must be alive on the Policy
     Date.


4. The exchange will be to a permanent plan of variable life insurance then available from us.

         Terms of the exchange are:

         (a) The Policy Date will be the exchange date.

         (b) Each New Policy will be issued based on the Insureds' respective sexes and attained ages on the exchange date.

         (c) Each New Policy will be issued in the same underwriting class of each Insured on the Policy Date of the Original Policy.

         (d) The specified amount of each New Policy will be one-half of the specified amount of the Original Policy.

         (e) The cash surrender value of each New Policy will be one-half of the Original Policy's cash surrender value on the exchange date.


5. The Incontestability and Suicide provisions for each New Policy will run from the effective date of the Original Policy.


6. A New Policy will not include any benefits provided by rider under the Original Policy without our consent.


7.   Each New Policy  will be subject to any  assignment  against  the  Original
     Policy.


REINSTATEMENT


This rider may be reinstated if:

1.   this rider terminated due to the termination of the policy;

2.   the policy is being reinstated; and

3.   both Insureds are alive and legally married to each other.

For such reinstatement, we will require evidence of insurability satisfactory to us.

RIDER TERMINATION

This rider will terminate on the earliest of:

1.   the date of death of either Insured;

2.   the date the Original Policy is exchanged under the terms of this rider;

3.   the date the policy terminates; and

4. the monthly date following receipt by us of your Written Notice canceling this rider.


Signed for the Company at its Executive Offices in Chicago, Illinois on the policy effective date.

/s/BERNARD L. HENGESBAUGH                            /s/DAVID L. STONE

Chief Executive Officer                              Group Vice President


VULR-119 (8/00)